Exhibit (p)(31)

Code of Ethics

Belle Haven Investments, LP

March 31, 2009

Amended July 18, 2012

Further Amended October 4, 2012

Table of Contents

Introduction	3
Section 1 — Scope	3
1.1 — Persons covered under the Code	3
1.2 — Securities Covered by the Code	3
Section 2 — Statement of General Principles	4
Section 3 — Personal Securities Transactions	4
3.1 — Policy	4
3.1.1 — Pre-clearance	4
3.2 — Procedures for Reporting Personal Securities Transactions	5
3.2.1 — Pre-Clearance Procedures	5
3.2.2 — Reporting Personal Securities Transactions	6
3.2.3 — Reporting Personal Securities Holdings	6
3.2.4 — Reporting Exemptions	7
3.3 — Compliance Oversight — Personal Securities Transactions	7
3.3.1 — Compliance Procedures	7
Section 4 — Code of Conduct	7
4.1 — Conflicts of Interest	8
4.2 — Compliance with Legal and Regulatory Requirements	8
4.3 — Confidentiality of Proprietary Information	8
4.4 — Insider Trading	9
4.5 — Gifts and Entertainment	9
4.6 — Communications with the Public	9
4.7 — Service on a Board of Directors	9
4.8— Other Outside Activities	9
4.9 — Compliance Procedures	9
Section 5 — Code of Ethics Approval and Acknowledgements	10
5.1 — Approval by and Reporting to the Mutual Fund Board of Directors	10
5.2 — Supervised Person Acknowledgement	10
Section 6 — ADV Disclosure of Code	10
Section 7 — Reports of Code Violations	10
7.1 — General Requirement	10
7.2 — Retaliation	10
7.3 — Compliance Procedures	10
Section 8 — Sanctions	10
Section 9 — Employee Training	11
Section 10 — Record keeping	11
Section 11 — Definitions	11
EXHIBIT A	13
List of Supervised Persons	13
EXHIBIT B	14
List of Access Persons	14
EXHIBIT C	15
Quarterly Personal Securities Reporting Form	15
EXHIBIT D — Personal Holdings Reporting	16
Print Name	17
EXHIBIT E	18
Sample Duplicate Statement Request	18
EXHIBIT F	18
Code of Ethics Acknowledgment Form	19
EXHIBIT G	20
Pre-Clearance Request Form	20
EXHIBIT H	21

Code of Ethics

Introduction

This Code of Ethics (the “Code”) for Belle Haven Investments, LP (“BHI” or “the Firm”) is designed to: (i) remind employees that the Firm’s responsibility to its clients is to provide effective and proper professional investment management advice based upon unbiased independent judgment; (ii) set standards for employee conduct in those situations where conflicts of interest are most likely to arise; (iii) ensure that employees understand their responsibilities under the federal securities laws; (iv) protect the Firm from reputational damage; and (iv) develop procedures that allow the Firm to monitor employee activity for compliance with the Firm’s Code of Ethics.

Failure to comply with this Code of Ethics may result in disciplinary action, including termination of employment with the Firm.

Section 1—Scope

1.1—Persons covered under the Code

The Code applies to the Firm’s Supervised Persons. A sub-category of Supervised Persons known as Access Persons are covered in sections of the Code dealing with personal securities transactions.

Supervised Persons are defined in Section 202(a)(25) of the Advisers Act as:

•	Directors, partners and officers (or other persons occupying a similar status or performing similar functions);

•	Employees; and

•	Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

All Supervised Persons are listed on Exhibit A to this Code.

Access Persons

Access Persons are a separate category of Supervised Persons. Access Person is defined as any Supervised Person:

•	Who has access to nonpublic information regarding any purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund; or

•	Who is involved in making securities recommendations to the clients, or who has access to such recommendations that are nonpublic.

•	Directors, officers, and partners (or other persons occupying a similar status or performing similar functions) are presumed to be access persons.

All Access Persons are listed on Exhibit B to this Code.

The Firm has made the determination that all Supervised Persons will be considered Access Persons for purposes of the Code. However, the Firm is required to keep a separate list of Supervised Persons. For purposes of this Code, all Access Persons will also be deemed Advisory Persons as defined in Rule 17j-1 of the Investment Company Act. In addition, all Access Persons will be bound by the requirements applicable to Investment Personnel outlined in Rule 17j-1.

1.2—Securities Covered by the Code

A Covered Security means a security as defined in Section 2(a)(36) of the Investment Company Act with the exception of the following:

•	Direct obligations of the U.S. government;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements; and

•	Shares issued by money market funds.

Section 2—Statement of General Principles

The Firm’s clients are high net worth individuals, a Pooled Investment Vehicle (‘the Fund”) and a registered investment company (‘the Mutual Fund”).

The Firm is dedicated to providing effective and proper professional investment management services to its clients and depends upon a high level of public and investor confidence for its success. That confidence can be maintained only if the Firm’s Supervised Persons observe the highest standards of ethical behavior in the performance of their duties. The Firm has the obligation to exercise its authority for the benefit of its clients, to place the interest of the clients first and to refrain from having outside interests that conflict with the interests of clients. The Firm and its Supervised Persons must avoid any circumstances that might adversely affect or appear to affect the Firm’s duty of complete loyalty to its clients.

While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might rise, this Code is designed to set forth the Firm’s policy regarding Supervised Persons’ conduct in those situations in which conflicts are most likely to develop. As Firm personnel consider the more detailed provisions of the Code, they should keep in mind the following fundamental fiduciary principles that govern their activities:

1.	The interests of clients must come first. Firm personnel must scrupulously avoid serving their own interests ahead of those of the client when making any decision relating to personal investments;

2.	Supervised Persons must not take inappropriate advantage of their positions;

3.	Supervised Persons shall never engage in any transaction that could be considered “front running” the transactions of the clients ( an unethical practice when an individual trades his or her own account based on certain information before the clients accounts managed by the Firm);

4.	Information concerning client investments must be kept confidential; and

5.	Supervised Persons must always provide professional investment management advice based upon unbiased independent judgment.

These principles govern all conduct by Supervised Persons, whether or not such conduct is covered by specific procedures. Failure to comply with these general principles may result in disciplinary action, including termination.

The Firm has also adopted the Code of Ethics and Standards of Professional Conduct of the CFA Institute which are incorporated by reference and attached hereto as Exhibit H.

Section 3—Personal Securities Transactions

3.1 – Policy

The Firm requires that all Supervised Persons strictly comply with the Firm’s policies and procedures regarding Personal Securities Transactions. Those employees found to be out of compliance are subject to disciplinary action.

3.1.1—Pre-clearance

All Supervised Persons are required to obtain the prior written approval of the Chief Compliance Officer (“CCO”) before directly or indirectly acquiring a beneficial ownership in Covered Securities in a Covered Account1, unless the proposed transaction falls under one of the exceptions listed below. Prior written approval must be obtained utilizing the Firm’s Pre-Clearance Request Form (“Pre-Clearance Form”).

3.1.1.1—Mutual Funds Advised by the Firm

The Firm’s policy is to prohibit transactions in Mutual Funds that the Firm advises except for a period of ten calendar days after the publication of the holdings of such Mutual Fund.

[1]	See definition of Covered Account in Section 11.

In the case of hardship, the Supervised Person will request an exemption from the Chief Compliance Officer for the sale of such Mutual Fund. If approval is granted the Chief Compliance shall document the facts and circumstances concerning the approval.

Exceptions to the Pre-Clearance Requirement

Because certain types of Covered Securities do not present the opportunity for the type of improper trading activities this Code is designed to prevent, the following transactions in Covered Securities are exempt from the pre-clearance requirement of this section:

1.	Purchases or sales of Covered Securities in which the Supervised Person exercises no direct or indirect influence or control;

2.	Transactions resulting from automatic dividend reinvestment plans or other automatic investment plans;

3.	Securities acquired through corporate distributions applicable to all holders of the same class of security (e.g., stock dividends); and

4.	Purchases effected upon exercise of rights issued pro rata to all holders of a class of its securities, to the extent such rights are acquired from such issuer.

3.2—Procedures for Reporting Personal Securities Transactions

3.2.1—Pre-Clearance Procedures

The following procedures apply to the pre-clearance of any transaction in a Covered Security by a Supervised Person of the Firm in a Covered Account unless exempt under Section 3.1.1:

1.	The Supervised Person must request approval by completing the Firm’s Pre-Clearance Form (“Exhibit G”). If the pre-clearance request is for a Limited Offering, the Supervised Person must include the Limited Offering memorandum and subscription agreements or other offering documents with the pre-clearance request.

2.	The Supervised Person must affirm on the Pre-Clearance Form, to the best of his or her knowledge, that he or she is not taking away an investment opportunity from the Clients and provide information pertinent to such conclusion if requested by the CCO.

3.	The Supervised Person must then submit the Pre-Clearance Form to the CCO, who will either authorize or deny the purchase or sale of a Covered Security and return a copy of the Pre-Clearance Form to the Supervised Person. Such approval or denial shall be based on the standards set forth in this Code. The time of approval and signature of person granting approval are required on the Pre-Clearance Form. If the Covered Security that is the subject of the pre-clearance request is an Initial Public Offering (“IPO) or Limited Offering, the justification for approval must be documented on the Pre-Clearance Form.

Special restrictions apply to the following securities transactions:

a.	Participation in an IPO will generally not be approved unless the purchase falls under an exception to FINRA Rule 5130 and the CCO determines that the purchase would not be taking away an opportunity from any Client.

b.	Investments by Supervised Persons in private securities of companies included in Client portfolios or being considered for investment by Clients will only be approved if such investment is not taking away from an investment opportunity for Clients. The rationale for approving such transaction by a Supervised Person will be documented on the Pre-Clearance Form and such investment will require the approval of the CCO.

c.	Investments by Supervised Persons in Securities Held or to be Acquired by the Mutual Fund are strictly prohibited.

Pre-clearance of transactions for the CCO will be conducted by the Chief Executive Officer (“CEO”).

3.2.2—Reporting Personal Securities Transactions

The Firm requires that all Supervised Persons receive prior approval from the CCO in writing prior to opening a Covered Account with a financial institution. If the account is approved, the CCO will send a Request for Duplicate Confirmations and Statements (“Request Form”) attached as Exhibit E to this Code to the financial institution. Each Supervised Person is required to sign the Request Form granting his or her approval for the duplicate confirmations and statements to be sent to the Firm. See Section 11 for the definition of Covered Account.

Persons with established Covered Accounts with a financial institution at the time they become a Supervised Person of the Firm will disclose such Covered Accounts in the Initial Personal Securities Holdings Report. The CCO will send a Request Form to the financial institution as set forth above. The Firm has the right to require that a Covered Account be terminated if such Covered Account is determined to conflict with the Supervised Persons duties or with the best interests of Clients.

Quarterly Compliance Reports

Not later than thirty (30) calendar days after the end of each calendar quarter, each Supervised Person must report to the CCO the following information with respect to any transaction in a Covered Account during the quarter in a Covered Security in which the Supervised Person had any direct or indirect beneficial ownership:

•	Date and title of the transaction and the exchange, ticker symbol or CUSIP number;

•	Interest rate and maturity date (if applicable);

•	Number of shares and the principal amount of each Covered Security involved;

•	Nature of the transaction (purchase, sale or any other type of acquisition or disposition);

•	Price of the Covered Security at which the transaction was effected;

•	Name of the broker, dealer or bank with or through which the transaction was effected; and

•	Date that the report is signed and submitted by the Supervised Person.

No later than thirty (30) days following the end of the calendar quarter, each Supervised Person must complete, sign and date the Quarterly Report Form (Exhibit C) and submit it to the CCO. The Supervised Person is not required to report securities transactions reflected on account statements received directly by the Firm as long as those account statements are received within 30 days of the end of the calendar quarter.

3.2.3—Reporting Personal Securities Holdings

Initial

Supervised Persons are required to submit to the CCO a report of all holdings in securities within ten calendar days of becoming a Supervised Person. The holdings are required to be reported for each Covered Account. The information must be current as of a date no more than forty-five (45) days prior to the date the person becomes a Supervised Person.

Annual

Supervised Persons are required to submit a report of all securities holdings in Covered Accounts by February 14th of each year. The information must be current as of a date no more than forty-five (45) days prior to the date the report is submitted, which shall be December 31st of the previous year.

Content

The holdings report must include:

1.	Title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Account has any direct or indirect beneficial ownership;

2.	Name of any broker, dealer or bank with which the Covered Account maintains an account in which any securities are held for the Covered Account’s direct or indirect benefit; and

3.	Date the report is submitted by the Supervised Person.

Reporting Form

All Supervised Persons are required to report initial and annual holdings using the Certification Form attached to this Code as Exhibit D. Securities holdings reflected in account statements sent directly from the financial institution to the Firm are not required to be reported if the statement has been received by the required reporting deadline

3.2.4—Reporting Exemptions

The Firm’s Code does not require a Supervised Person to submit:

1.	Any report covering securities held in accounts over which the Supervised Person had no direct or indirect influence or control; or

2.	Transactions effected pursuant to an automatic investment plan.

3.—Compliance Oversight – Personal Securities Transactions

The CCO is responsible for oversight of employee compliance with the Firm’s Code of Ethics, including personal securities transactions. The Firm’s CEO is responsible for reviewing the CCO’s personal securities trading and reviewing personal securities transactions for all Supervised Persons when the CCO is unavailable. The CCO and CEO are collectively referred to as the Designated Reviewers (“DR”) for purposes of this Section 3.3.

3.3.1—Compliance Procedures

Quarterly

The DR is responsible for reviewing and monitoring personal securities transactions of Supervised Persons of the Firm in accordance with the following procedures:

1.	The DR is responsible for reviewing the list of Supervised Persons against the quarterly securities reports (and initial holdings reports for new Supervised Persons) each quarter to ensure reporting compliance by all Supervised Persons; and

2.	The DR will review all personal securities trades of Supervised Persons at least quarterly for code violations and will compare to pre-clearance forms to determine if all transactions were in compliance with the Firm’s pre-clearance policy.

Annually

1.	The DR is responsible for reviewing a list of all Supervised Persons against Annual Securities Holdings Reports to ensure compliance with annual reporting requirements. The DR will also review for any holdings that were required to be reported in the quarterly securities reports.

2.	The DR will review all securities holdings for code violations.

3.	Promptly report any apparent violations of the Code to the Board of Directors in writing.

Section 4—Code of Conduct

Rule 204A-1 of the Advisers Act requires the Firm’s Code of Ethics to set forth a standard of business conduct required of all Supervised Persons. The standard must reflect the Firm’s fiduciary obligations and those of its Supervised Persons and must also require compliance with the federal securities laws.

The Firm’s Code of Conduct is designed to reflect the Firm’s commitment to ethical conduct as set forth in its statement of general principles in Section 2 of this Code of Ethics. It covers a number of topics including conflicts of interest, gifts and entertainment, board directorships, proprietary information and outside business activities.

4.1—Conflicts of Interest

The Code of Conduct is intended to (a) minimize conflicts of interest and even the appearance of conflicts of interest, between the personnel of the Firm and its clients in the securities markets and (b) ensure that personal securities transactions of the Firm’s Supervised Persons are made in compliance with applicable securities laws.

The Firm’s general policy is to avoid conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in favor of the clients. When a potential conflict of interest arises, the Firm and its Supervised Persons must recognize that the client has a prior right to the benefits of the Firm’s judgment over the Supervised Person or any members of the Supervised Person’s family whom he or she may advise.

The Firm’s procedures for dealing with specific conflicts of interest are found in Section 3 of this Code covering Personal Securities Transactions and in the Firm’ compliance policies and procedures which have been designed specifically to address potential conflicts of interests.

4.2—Compliance with Legal and Regulatory Requirements

Supervised Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to be Acquired (as defined in Section 11) by the Firm’s clients:

1.	To employ any device, scheme or artifice to defraud any client or prospective client;

2.	Make any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon such client;

4.	To engage in any manipulative practice with respect to such client; or

5.	To engage in any manipulative practice with respect to securities including price manipulation.

Supervised Persons must comply with applicable federal securities laws and other federal laws, including the following

1.	Investment Advisers Act of 1940

2.	Investment Company Act of 1940

3.	Gramm-Leach-Bliley Act of 2002 (Title V)

4.	Sarbanes-Oxley Act of 2002

5.	Securities Act of 1933; and

6.	Securities Exchange Act of 1934.

4.3—Confidentiality of Proprietary Information

Supervised Persons should be aware that all information whether or not in writing, of a private, secret, proprietary or confidential nature that concerns the Firm’s business or financial affairs (collectively “Proprietary Information”), including the business and affairs of clients, is and shall be the exclusive property of the Firm. By way of illustration, but not limitation, Proprietary Information includes information concerning the operations, systems, trading strategies, investment models, performance, research, actual or proposed investments, assets under management, personnel, marketing plans, financial data, developments, plans, vendor lists, computer software, contracts, agreements, literature or other documents, and the identity of any clients or the investments made or to be made by such clients. Supervised Persons shall not disclose any Proprietary Information to others outside of the Firm or its agents or use the same for any unauthorized purposes without the prior written approval by the CCO either during or after such period of time as the Supervised Person is performing duties and responsibilities for the Firm, unless and until such Proprietary Information has become public knowledge without fault by the Supervised Person or the Supervised Person is required to do so by law or court order, whereupon the Supervised Person (or former Supervised Person) shall promptly inform the Firm in writing.

4.4—Insider Trading

The Firm’s Insider Trading Policy is covered in the Firm’s compliance policies and procedures manual. The Firm’s policy is that no Supervised Person may engage in what is commonly known as Insider Trading.

Specifically, the Firm prohibits:

1.	Trading, either in a Covered Account or on behalf of any other person (including client accounts), on the basis of material nonpublic information; or

2.	Communicating material nonpublic information to others in violation of the law.

Refer to the Firm’s policies and procedures on Insider Trading whenever any question arises regarding the possession of material, nonpublic information about a security.

4.5—Gifts and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage. The Firm’s Supervised Persons should not engage in any activity, practice or act which conflicts with the best interests of the Firm or its clients. Accepting gifts of more than a nominal value could influence a Supervised Person in such a way as to impede his or her independence when making decisions on behalf of the Firm or the clients.

Employees are encouraged to participate in social activities with those with whom the Firm maintains business relationships so long as they are reasonable and customary types of social activities in a business context. Nonetheless, extravagant entertainment from or to a client, prospective client or other person or entity with which the Firm conducts business is strictly prohibited.

In order to avoid potential conflicts involving gifts and entertainment the Firm requires all Supervised Persons to adhere to the gifts, travel and entertainment policies and procedures as per FINRA rules that are applicable to its broker dealer

4.6—Communications with the Public

All communications with clients, prospective clients, the media and others must be fair, balanced and truthful. Communications with the press are not allowed without the prior approval of the CCO.

The Firm’s separate compliance policies and procedures manual covers, among other things, specific requirements for pre-approval of marketing material, electronic communications requirements, and requirements relating to performance advertising.

4.7—Service on a Board of Directors

Any Supervised Person desiring to serve on the board of directors of any publicly traded company must obtain the prior written authorization of the CCO and may be subject to certain terms and conditions concerning such service.

4.8—Other Outside Activities

The Firm requires the CCO to pre-approve all outside business activities in writing. If the outside activities could pose a real or perceived conflict of interest with the clients, or interfere with the Supervised Person’s responsibilities to the Firm, the CCO may prohibit such activity.

4.9—Compliance Procedures

The CCO is responsible for submitting all possible violations of this Code of Conduct to the Board of Directors in writing for further review and action, if necessary.

Section 5—Code of Ethics Approval and Acknowledgements

5.1 — Approval by and Reporting to the Mutual Fund Board of Directors

1.	Prior to the approval required in Paragraph 2 of this section, the Firm must provide a certification to the Mutual Fund that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Firm’s Code.

2.	The Board of Directors of the Mutual Fund, including a majority of directors who are not interested persons, must approve this Code. The Firm is prohibited from entering into an advisory agreement without such Board approval.

3.	No less frequent than annually the Firm must provide to the Mutual Fund’s Board of Directors a report which provides the following:

a.	a description of any issues arising under the Code or procedures since the last report to the Board, including but not limited to information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

b.	a certification that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

4.	The Mutual Fund’s board must approve a material change to the Code no later than six months after adoption of the material change

5.2—Supervised Person Acknowledgement

The Firm is required to provide all Supervised Persons with a copy of the Code and any amendments and to obtain written acknowledgements of their receipt by each Supervised Person. The Code of Ethics Acknowledgement Form is attached to this Code as Exhibit F.

Section 6—ADV Disclosure of Code

The CCO is responsible for:

1.	Ensuring the key provisions of this Code are disclosed in Form ADV Part 2 along with an offer to provide a copy of the Code to any client or prospective client upon request.

2.	Making a record of all requests by clients or prospective clients to receive a copy of the Code and the date and to whom the Code was delivered.

Section 7—Reports of Code Violations

7.1—General Requirement

All Supervised Persons are required to report any actual or apparent violations of the Firm’s Code of Ethics promptly to the CCO. To the extent possible and permitted by law, such reports will remain confidential.

7.2—Retaliation

The Firm prohibits any director or employee from retaliating or taking adverse action against anyone for raising suspected Code violations. Any individual who has been found to have engaged in retaliation against any employee for raising, in good faith, a possible code violation or for participating in the investigation of such a possible violation may be subject to disciplinary action, up to and including termination of employment. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to the CCO or the CEO.

7.3—Compliance Procedures

The CCO shall submit all reports of actual or apparent Code violations in writing to the Board of Directors for further review and action, if necessary.

Section 8—Sanctions

The Firm will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Section 9—Employee Training

The CCO is responsible for holding training and education sessions for Supervised Persons regarding the Code at least annually and require all Supervised Persons to attend.

Section 10—Record keeping

The CCO will ensure that the following books and records are maintained in, as appropriate, electronic or hard copy form for at least five fiscal years from the date the record was created; the first two years in the offices of the Firm and the remaining three years in an easily accessible place:

1.	A copy of each Code that has been in effect at any time during the past five years;

2.	Copies of all Pre-Clearance Forms;

3.	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

4.	Copies of all reports provided to the Mutual Fund Board of Directors;

5.	A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Supervised Person; (These records must be kept for five years after the individual ceases to be a Supervised Person of the Firm.)

6.	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;

7.	A list of the names of persons who are currently, or within the past five years were Supervised Persons of the Firm; and

8.	A record of any decision and supporting reasons for approving the acquisition of securities by Supervised Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

Section 11—Definitions

Beneficial Ownership has the same meaning as that term is defined in Rule 16a-1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider himself or herself the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider himself or herself the beneficial owner of securities held by his or her spouse, his or her minor children or a relative who shares his or her home, or held by other persons who through any contract, arrangement, understanding or relationship provide him or her with sole or shared voting or investment power over such securities.

Control means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Covered Account is generally any account in the name of the Firm or an Supervised Person or in which the Firm or Supervised Person:

1.	Has any direct or indirect beneficial ownership interest; and

2.	Exercises control or influence; and/or

3.	An account carried in the name of, or for the direct beneficial interest of, a person related to the Supervised Person (related person).

A Covered Account excludes any such account over which the Supervised Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Investment Advisers Act means the Investment Advisers Act of 1940, as amended.

Limited Offering means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Limited Offerings may include offerings of hedge funds and private equity funds.

Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.

Related Person is deemed to include a Supervised Person’s:

1.	Spouse;

2.	Minor children; and

3.	A relative who shares his or her home,

Security has the same meaning as that set forth in Advisers Act Section 2(a) (36),

Security Held or to be Acquired by a Mutual Fund means:

1.	Any Covered Security which, within the most recent 15 days:

a.	Is or has been held by the Mutual Fund; or

b.	Is being or has been considered by the Mutual Fund or its investment adviser for purchase by the Mutual Fund.

2.	Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security as defined in Paragraph 1 above.

EXHIBIT A

List of Supervised Persons

Date Position Acquired	Name	Position

EXHIBIT B

List of Access Persons

Date Position Acquired	Name	Position

EXHIBIT C

Quarterly Personal Securities Reporting Form

For the Calendar Quarter Ended:

During the quarter referred to above, the following transactions were effected in Covered Securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Advisers Act Rule 204A-1(b)(2) with the exception of those transactions that have been reported to Belle Haven Investments, LP, as of the date of this report, directly from the financial institution carrying the Covered Securities account in the form of broker statements and/or trade confirmations.

Security	Symbol/Cusip	Shares/Units	Maturity	Interest Rate	Dollar amount	Purchase/Sale/Other	Price	Date	BD or Bank

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control and (ii) transactions effected pursuant to an automatic investment plan.

Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve a client of BHI, such as the existence of any economic relationship between my transactions and securities held or to be acquired by the Firm.

             I have no additional transactions in Covered Securities to report.

Supervised Person Print or Type Name

Signature	Date

Chief Compliance Officer Print or Type Name

Signature	Date

Comments:

EXHIBIT D — Personal Holdings Reporting

INITIAL/ANNUAL PERSONAL SECURITIES HOLDING REPORT

Please mark the following as applicable:

If this is your first holdings report being submitted upon becoming an Access Person (as such term is defined in the Code of Ethics), please check the following box and fill in the date you became an Access Person.

☐ Date of becoming an Access Person was             .

If an initial report, the information to be provided below should be as of the date you became an Access Person and must be submitted no later than ten (10) days after you became an Access Person.

If you are an Access Person and are submitting this holding report as the annual report of your holdings and brokerage accounts, please check the following box. ☐

If an annual report, the information provided below must be current as of a date no more than forty-five (45) days before the report is submitted.

Please provide the following information for the broker–dealers with whom you maintained an account in which any securities were held for your direct or indirect benefit.

1.	Name of Employee:

2.	If different than #1, name of the person in whose name the account is held:

3.	Relationship of #2 to #1

4.	Broker(s) at which account is maintained:

5.	Account Number(s)

6.	Telephone number(s) of Broker

For each account, attach your most recent account statement listing Covered Securities in that account. If you own Covered Securities that are not listed in an attached account statement or the account statement does not reflect the information specified below, please provide the following information with respect to each Covered Security in which you had any direct or indirect beneficial ownership.

NAME AND TYPE OF SECURITY Ticker symbol or Cusip	NUMBER OF SHARES	PRINCIPAL AMOUNT	NAME OF BROKER/DEALER OR BANK WHO MAINTAINS THESE SECURITIES

(Attach separate sheet if necessary.)

I certify that to the best of my knowledge this form and the attached statement (if any) constitute all of the information required to be submitted under the Belle Haven Investments, LP Advisor Code of Ethics.

Date:
Signature

Print Name

Return to             . Questions regarding this Form may be directed to Mark Steffen, Chief Compliance Officer at             .

Date Submitted to Chief Compliance Officer:             .

EXHIBIT E

Sample Duplicate Statement Request

Belle Haven Investments, LP

Date

Address 1

Address 2, Zip Code

RE:	Request for Duplicate Statements and Confirmations

Account Name, Account #

Account Name, Account #

Dear Sir or Madam:

Our Firm is an SEC registered investment advisor. Name of Supervised Person has indicated to us that he/she has a beneficial interest in or discretionary trading authority over the above-referenced securities accounts at your institution. Name of Supervised Person is associated with our Firm in the capacity of an Investment Advisor Representative.

In order to comply with various federal securities regulations and our firm’s internal supervisory and compliance procedures, we request that you send duplicate confirmations and account statements on the accounts referenced above directly to the following:

Belle Haven Investments, LP

CCO

Address 1

Address 2, Zip Code

Please contact the undersigned at Firm Phone with any questions regarding this request.

Sincerely,

Chief Compliance Officer (Print or Type Name)

Signature	Date

This request is made with my approval:

Supervised Person Print or Type Name

Signature	Date

EXHIBIT F

Code of Ethics Acknowledgment Form

I hereby represent and warrant that:

I have received and read the Code of Ethics (“Code”) of Belle Haven Investments, LP dated              and I understand all of the provisions of the Code and agree to comply with all of the terms of the Code.

I understand that I may be subject to sanctions up to and including termination of my employment with Belle Haven Investments, LP for material violations of the Code.

Accepted and Agreed:

Supervised Person Print or Type Name

Signature	Date

EXHIBIT G

Pre-Clearance Request Form

TO:	Belle Haven Investments, LP

Mark Steffen, CCO

Pursuant to the Firm’s Code of Ethics, I request clearance for the following proposed transactions:

Name and Quantity of Security	Purchase or Sale Date

I understand that:

1.	I am required to obtain the prior written approval of the chief compliance officer (“CCO”) before, directly or indirectly, acquiring or disposing of beneficial ownership of a Covered Security, unless such transaction is exempt pursuant to Section 3.1.1 of the Code;

2.	The CCO may reject any trade request in their sole discretion, and no reason need be given for such rejection;

3.	The pre-clearance will be valid only for (Date);

4.	This clearance may be rescinded prior to my effecting the above transaction if material nonpublic information regarding the Covered Security arises and, in the reasonable judgment of the Firm, the completion of my trade would be inadvisable. The ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me;

5.	To the best of my knowledge, I am not taking away an investment opportunity from a client of the Firm; and

6.	If this pre-clearance request is for a Limited Offering, I have attached the private placement memoranda (if applicable) and subscription documents.

Supervised Person Print or Type Name

Signature	Time	Date

Approval:

Granted	☐	Denied	☐

CCO Signature	Time	Date

Justification of Approval by CCO:

EXHIBIT H

CFA Code of Ethics and Standards of Professional Conduct

CODE OF ETHICS AND STANDARDS OF PROFESSIONAL CONDUCT

CFA INSTITUTE

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence. High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation ("Members and Candidates") must:

- Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.
- Place the integrity of the investment profession and the interests of clients above their own personal interests.
- Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
- Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
- Promote the integrity of and uphold the rules governing capital markets.
- Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I. PROFESSIONALISM

A. Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B. Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C. Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D. Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II. INTEGRITY OF CAPITAL MARKETS

A. Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B. Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III. DUTIES TO CLIENTS

A. Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients' interests before their employer's or their own interests.

B. Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

© 2010 CFA Institute